GS Financial Products U.S., L.P.

Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges


                                                 FOR THE THREE                                  FOR THE NINE
                                              FISCAL MONTHS ENDED                           FISCAL MONTHS ENDED
                                     --------------------------------------        --------------------------------------
  (Unaudited U.S. dollars in
    thousands)                       August 30, 1996        August 29, 1997        August 30, 1996        August 29, 1997
                                     ---------------        ---------------        ---------------        ---------------
Earnings:
Income before income taxes                   $3,404                 $4,887                 $9,801                $12,316
Add: Fixed charges                              851                  1,961                  2,043                  5,174
                                             ------                 ------                -------                -------
Earnings as adjusted                         $4,255                 $6,848                $11,844                $17,490

Fixed charges:
Interest expense                               $851                 $1,951                 $2,043                 $5,154
Debt amortization expense                         0                     10                      0                     20
Interest portion of rent
   expense                                        0                      0                      0                      0
                                             ------                 ------                -------                -------
Total fixed charges                            $851                 $1,961                 $2,043                 $5,174

Ratio of earnings to fixed
   charges                                        5x                     3x                     6x                     3x

















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